GLOBAL
WHOLEHEALTH PARTNERS

January 12, 2021

Agreement between Global WholeHealth Partners Corp and Dr. AnhDao Vu Le

This agreement is hereby between Global WholeHealth Partners Corp and Dr. Le where Global wishes to engage Dr. Le to work with Global as the medical director for the mobile CLIA LABS, and where Dr. Le wishes to be the medical director for the CLIA labs

Terms:

The mobile labs will test people for CoViD19 Antibody and CoViD19 Antigen tests and will charge people from $25 for antibody to $35 per test Antigen.

Global will supply the Antibody tests for $7.50 and the Antigen tests for $17.00 to the lab. Dr. Le will receive 10% of the gross sales as a compensation for being the medical director of the CLIA LAB.

If Dr. Le wishes to partners with Global, he has an opportunity to receive 30% of the gross sales from the mobile CLIA lab with an investment of $150,000 which will assist the company in starting the project faster.

The parties agree to the terms above. Dr. Le will decide which terms he decides by indicating here:

* No Investment ADVL Investment ________+

Dr. AnhDao Vu Le

Luminous Aesthetic Wellness Inc CORPORATE SEAL USA

Dr. AnhDao Vu Le

Medical License A81117

Global WholeHealth Partners Corp

Global WholeHealth Partners CORPORATE SEAL Nevada 2013

By:

Charles Strongo

order@gwhp-ppe.com
order@gwhpcorp.com
(949) 757-4152
gwhpcorp.com